Exhibit 107.1

Calculation of Filing Fee Table

S-3

(Form Type)

Landmark Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (a)	Proposed Maximum Offering Price Per Unit (a)	Maximum Aggregate Offering Price (a)		Fee Rate	Amount of Registration Fee (a)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Primary Offering
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share (b)	457(o)					$138.10 per $1,000,000		—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.01 per share (b)	457(o)					$138.10 per $1,000,000		—	—	—	—
Fees to Be Paid	Debt	Debt securities (c)	457(o)					$138.10 per $1,000,000		—	—	—	—
Fees to Be Paid	Equity	Warrants (d)	457(o)					$138.10 per $1,000,000		—	—	—	—
Fees to Be Paid	Equity	Depositary Shares (e)	457(o)					$138.10 per $1,000,000		—	—	—	—
Fees to Be Paid	Other	Subscription Rights (f)	457(o)					$138.10 per $1,000,000		—	—	—	—
Fees to Be Paid	Other	Stock Purchase Contracts	457(o)					$138.10 per $1,000,000		—	—	—	—
Fees to Be Paid	Other	Stock Purchase Units	457(o)					$138.10 per $1,000,000		—	—	—	—
Fees to Be Paid	Other	Units	457(o)					$138.10 per $1,000,000		—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)			$75,000,000	(g)	$138.10 per $1,000,000	$10,357.50	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—	—
	Total Offering Amount					$75,000,000			$10,357.50
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$10,357.50

(a)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933. The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance of the securities registered by this registration statement. The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee. In no event will the aggregate maximum offering price of all securities issued under this registration statement exceed $75,000,000. The amount registered is not specified as to each class of securities to be registered hereunder pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3 under the Securities Act of 1933.

(b)	Shares of common stock or preferred stock may be issued in primary offerings, upon conversion of debt securities or preferred stock registered hereby or upon the exercise of warrants or subscription rights to purchase preferred stock or common stock.

(c)	The debt securities being registered hereunder will consist of one or more series of senior debt securities or subordinated debt securities, or any combination thereof, as more fully described herein.

(d)	Warrants exercisable for common stock, preferred stock, debt securities or other securities.

(e)	The depositary shares registered hereunder will be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public fractional interests in shares of preferred stock, then depositary receipts will be distributed to those persons purchasing the fractional interests and the shares will be issued to the depositary under the deposit agreement.

(f)	Subscription rights evidencing the right to purchase common stock or other securities.

(g)	The proposed maximum offering price per unit with respect to the primary offering will be determined from time to time by the registrant in connection with the issuance of the securities registered by this registration statement. With respect to the primary offering, in no event will the aggregate offering price of all securities issued by the registrant from time to time pursuant to this registration statement exceed $75,000,000.